Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong Financial and Operating Results, Including Record Quarterly EBITDA and Coal Production; Declares Quarterly Cash Distribution of $0.54 Per Unit; Commits to Initial Construction of River View Mine; and Confirms 2007 Guidance

TULSA, OKLAHOMA, April 30, 2007 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record EBITDA for the quarter ended March 31, 2007 (“2007 Quarter”). Net income for the 2007 Quarter was lower, compared to net income for the quarter ended March 31, 2006 (“2006 Quarter”), primarily due to higher depreciation, depletion and amortization expense resulting from recent capital expenditures related to ARLP’s growth initiatives, (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.54 per unit for the 2007 Quarter. The distribution, which equates to an annualized rate of $2.16 per unit, will be paid on May 15, 2007, to all unitholders of record as of May 8, 2007. Increases to the Partnership’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance Resource Partners is off to another strong start in 2007, posting quarterly records for EBITDA and coal production as well as increased sales tons and revenues,” said Joseph W. Craft III, President and Chief Executive Officer. “We are especially pleased that these results were accomplished in conjunction with our safest quarter on record.”

Consolidated Financial Results

Net income in the 2007 Quarter decreased to $45.5 million, or $1.03 of adjusted net income per diluted limited partner unit, compared to net income of $48.2 million, or $1.18 of adjusted net income per diluted limited partner unit, for 2006 Quarter. ARLP’s use of adjusted net income per limited partner unit is consistent with methodology generally used by securities analysts and consensus estimates. ARLP also reported record EBITDA of $68.1 million in the 2007 Quarter, an increase of 3.4% over EBITDA of $65.9 million in the 2006 Quarter. (For definitions of adjusted net income per limited partner unit and EBITDA and related reconciliations to GAAP, please see the end of this release.)

Revenues in the 2007 Quarter increased 7.9% to $257.1 million, compared to revenues of $238.3 million in the 2006 Quarter. Increased revenues were primarily attributable to record average coal

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sales prices of $38.66 per ton during the 2007 Quarter, an increase of $2.90 per ton compared to the 2006 Quarter. Revenues also benefited from higher coal sales volumes, which increased to 6.2 million tons of coal sold during the 2007 Quarter, compared to 6.1 million tons sold during the 2006 Quarter.

ARLP experienced higher 2007 Quarter operating expenses, which increased to $167.0 million compared to $152.0 million for the 2006 Quarter. The majority of the increase in operating expenses reflects the anticipated higher cost structure of the new Mountain View mine, in West Virginia, compared to the Mettiki mine, in Maryland. ARLP completed the transition of longwall operations from the depleted Mettiki mine to the Mountain View mine in the fourth quarter of 2006. (See ARLP Press Release dated January 29, 2007.) Increased labor related expenses, materials and supply costs and maintenance expense also contributed to higher operating expenses in the 2007 Quarter. Additionally, sales related expenses increased due to higher coal sales during the 2007 Quarter.

General and administrative expenses increased during the 2007 Quarter to $7.9 million from $7.2 million during the 2006 Quarter. As discussed above, ARLP’s financial results were also impacted by higher depreciation, depletion and amortization expense, which rose $5.1 million during the 2007 Quarter to $19.8 million.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (4)
	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr	2007 Qtr	2006 Qtr
Tons sold (millions)	4.528	4.309	0.838	0.975	0.812	0.818	6.178	6.102
Coal sales price per ton (1)	$34.27	$32.80	$51.28	$48.41	$42.54	$30.22	$38.66	$35.76
Segment Adjusted EBITDA expense per ton (2)	$23.50	$22.80	$39.03	$36.44	$32.86	$21.23	$27.90	$25.44
Segment Adjusted EBITDA (millions) (3)	$56.5	$51.3	$10.3	$11.9	$8.9	$7.9	$76.0	$73.0

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	Segment Adjusted EBITDA expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

Driven by higher Illinois Basin sales, ARLP’s coal sales volumes for the 2007 Quarter increased to 6.2 million tons, compared to 6.1 million tons of coal sold in the 2006 Quarter. Coal sales volumes in the Illinois Basin region rose primarily as a result of the Elk Creek mine operating at increased production capacity in the 2007 Quarter, compared to development activity during the 2006 Quarter. In addition, the Pattiki mine experienced higher productivity in the 2007 Quarter due to improved mining and geologic conditions and benefits attributable to recent efficiency projects. These increases to the Illinois Basin sales tons in the 2007 Quarter were partially offset by decreased production at the Dotiki and Gibson mines due to lower coal sales volumes, as well as additional processing required at both operations as a result of adverse geologic conditions. In response to current soft market conditions in the Central Appalachian region, reduced coal production at the MC Mining and Pontiki operations resulted in lower coal sales volumes from the Central Appalachian region.

Total average coal sales prices per ton for the 2007 Quarter increased 8.1% over the 2006 Quarter to a record $38.66 per ton sold. Average coal sales prices in the Northern Appalachian region

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increased 40.8% per ton as a result of new coal sales contracts, which reflect the impact of anticipated higher operating costs at the Mountain View mining operation. Sales prices per ton in the Central Appalachian region increased 5.9% during the 2007 Quarter due to improved contract pricing. Illinois Basin sales prices per ton increased 4.5% during the 2007 Quarter as a result of higher quality product sales.

Total Segment Adjusted EBITDA expense per ton increased 9.7% during the 2007 Quarter to $27.90 per ton sold. Higher Segment Adjusted EBITDA expense per ton in the Northern Appalachian region reflects the previously discussed increased operating costs at the Mountain View mine, primarily due to higher transportation cost, West Virginia severance taxes and the loss of certain Maryland state tax benefits. Segment Adjusted EBITDA expense in the Central Appalachian region was impacted by increased labor related expenses, materials and supply costs and maintenance expense. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

“Market indications continue to support our view that long-term supply/demand fundamentals are favorable for high sulfur coal in the Illinois Basin and Northern Appalachian regions,” said Mr. Craft. “To take advantage of these developing market opportunities on a timely basis, we plan to finalize a contract to construct the slope and shaft at our River View project with construction expected to begin during the third quarter of this year. Final commitments to develop the balance of the project will be considered once sufficient coal sales commitments have been secured. Current and potential customers are increasingly seeking to secure long-term supply commitments for scrubber quality coal and we are hopeful these commitments will be made at least by this time next year so that initial production from River View can begin by the second or third quarter of 2009.”

Including initial development capital for the River View mine and additional capital associated with new federal and state mine safety regulations, total capital expenditures for 2007 are currently estimated in a range of $111.0 to $126.0 million. Capital expenditures in the 2007 Quarter totaled $30.7 million.

Reflecting results for the 2007 Quarter, ARLP is confirming its previous guidance for 2007 coal production in a range of 24.7 to 25.2 million tons, of which approximately 2.3 million tons remain open to market pricing in 2007. Approximately 10.9 million tons and 20.3 million tons of projected coal sales volumes are currently open to market pricing in 2008 and 2009, respectively.

Based on current estimates, ARLP also is confirming its previous guidance ranges for 2007 revenues, excluding transportation revenues, $985.0 to $1,015.0 million; EBITDA, $255.0 to $285.0 million; and net income, $155.0 to $185.0 million.

Guidance ranges for EBITDA and net income exclude the impact of any additional expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire, which occurred in December 2004. (For a definition of EBITDA and reconciliation to GAAP, please see the end of this release.)

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Guidance ranges for 2007 net income include an estimated benefit of approximately $25.0 to $27.0 million from ARLP’s various coal synfuel-related agreements. Net income in the 2007 Quarter included approximately $8.1 million from ARLP’s various coal synfuel-related agreements. Realization of future synfuel related benefits could be reduced if non-conventional synfuel tax credits become unavailable to the owners of the coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of steam coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at 918-295-7674 or via e-mail at investorrelations@arlp.com

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with asset retirement obligations and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for asset retirement obligations as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions; the impact from provisions of The Energy Policy Act of 2005; replacement of coal reserves; a loss or reduction of the direct or indirect benefit

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from certain state and federal tax credits, including non-conventional source fuel tax credits; difficulty obtaining commercial property insurance, and risks associated with our increased participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Tons sold	6,178	6,102
Tons produced	6,557	6,248

SALES AND OPERATING REVENUES:
Coal sales	$238,870	$218,212
Transportation revenues	8,679	10,034
Other sales and operating revenues	9,522	10,074

Total revenues	257,071	238,320

EXPENSES:
Operating expenses	166,989	152,010
Transportation expenses	8,679	10,034
Outside purchases	6,266	3,526
General and administrative	7,929	7,158
Depreciation, depletion and amortization	19,793	14,722

Total operating expenses	209,656	187,450

INCOME FROM OPERATIONS	47,415	50,870
Interest expense	(2,818)	(3,149)
Interest income	534	904
Other income	901	271

INCOME BEFORE INCOME TAXES, CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	46,032	48,896
INCOME TAX EXPENSE	574	759

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND MINORITY INTEREST	45,458	48,137
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	112
MINORITY INTEREST	82	—

NET INCOME	$45,540	$48,249

GENERAL PARTNERS’ INTEREST IN NET INCOME	$7,611	$4,844

LIMITED PARTNERS’ INTEREST IN NET INCOME	$37,929	$43,405

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.79	$0.83

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.79	$0.83

DISTRIBUTIONS PAID PER COMMON UNIT	$0.54	$0.46

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,540,485	36,426,306

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,765,573	36,765,016

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40,792	$36,789
Trade receivables, net	90,997	96,558
Other receivables	2,460	3,378
Due from affiliates	117	25
Marketable securities	—	260
Inventories	33,620	20,224
Advance royalties	3,309	4,629
Prepaid expenses and other assets	5,656	8,225

Total current assets	176,951	170,088
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	846,935	819,991
Less accumulated depreciation, depletion and amortization	(399,316)	(383,284)

Total property, plant and equipment, net	447,619	436,707

OTHER ASSETS:
Advance royalties	24,713	22,135
Other long-term assets	8,207	6,032

Total other assets	32,920	28,167

TOTAL ASSETS	$657,490	$634,962

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$60,264	$57,879
Due to affiliates	976	1,414
Accrued taxes other than income taxes	15,520	14,618
Accrued payroll and related expenses	14,940	14,698
Accrued interest	1,282	4,264
Workers’ compensation and pneumoconiosis benefits	7,729	7,704
Current capital lease obligation	371	339
Other current liabilities	12,166	13,786
Current maturities, long-term debt	18,000	18,000

Total current liabilities	131,248	132,702

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	126,000	126,000
Pneumoconiosis benefits	27,160	26,315
Accrued pension benefit	7,010	6,191
Workers’ compensation	42,276	38,488
Asset retirement obligation	48,301	47,825
Due to affiliates	1,160	994
Long-term capital lease obligation	1,420	1,512
Minority interest	757	839
Other liabilities	6,732	5,616

Total long-term liabilities	260,816	253,780

Total liabilities	392,064	386,482

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners – Common Unitholders 36,550,659 and 36,419,847 units outstanding, respectively	565,488	549,005
General Partners’ deficit	(293,106)	(293,569)
Accumulated other comprehensive income/minimum pension liability	(6,956)	(6,956)

Total Partners’ Capital	265,426	248,480

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$657,490	$634,962

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$69,005	$67,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(30,725)	(44,714)
Changes in accounts payable and accrued liabilities	(5,803)	(567)
Proceeds from sale of property, plant and equipment	53	418
Purchase of marketable securities	—	(4,735)
Proceeds from marketable securities	260	14,596
Advance on Gibson rail project	(1,754)	—

Net cash used in investing activities	(37,969)	(35,002)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligation	(60)	—
Cash contribution by General Partners	91	—
Distributions to Partners	(27,064)	(21,242)

Net cash used in financing activities	(27,033)	(21,242)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,003	11,396

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,789	32,054

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$40,792	$43,450

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest	$6,042	$6,864

Income taxes to taxing authorities	$650	$550

NON-CASH INVESTING ACTIVITY
Purchase of property, plant and equipment	$6,337	$8,797

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to Non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, cumulative effect of accounting change and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, cumulative effect of accounting change and minority interest.

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2007E Midpoint
Cash flows provided by operating activities	$69,005	$67,640	$253,400
Long-term incentive plan	(606)	(1,057)	(3,100)
Asset retirement obligation	(605)	(501)	(2,200)
Coal inventory adjustment to market	(415)	(1,136)	—
Net gain on sale of property, plant and equipment	4	418	—
Other	(47)	(142)	(300)
Net effect of working capital changes	(2,085)	(2,363)	9,200
Interest expense, net	2,284	2,245	10,200
Income taxes	574	759	2,800

EBITDA	68,109	65,863	270,000
Depreciation, depletion and amortization	(19,793)	(14,722)	(86,800)
Interest expense, net	(2,284)	(2,245)	(10,200)
Income taxes	(574)	(759)	(2,800)
Cumulative effect of accounting change	—	112	—
Minority interest income	82	—	(200)

Net income	$45,540	$48,249	$170,000

	Three Months Ended March 31,
	2007	2006
EBITDA	$68,109	$65,863
General and administrative	7,929	7,158

Segment Adjusted EBITDA	$76,038	$73,021

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the ARLP in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we also present “adjusted net income per limited partner unit,” as reflected in the table below. “Adjusted net income per limited partner unit,” is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in ARLP. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•

the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

	Three Months Ended March 31,
	2007	2006
Net Income per Limited Partner Unit -
Basic	$0.79	$0.83
Diluted	$0.79	$0.83
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	$0.25	$0.36
Diluted	$0.24	$0.35
Adjusted Net Income Per Limited Partner Unit -
Basic	$1.04	$1.19
Diluted	$1.03	$1.18

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